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                                                                      EXHIBIT 21

                     SPACEHAB, INCORPORATED AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

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
                                          JURISDICTION OF
NAME OF SUBSIDIARY                        INCORPORATION          BUSINESS NAME
------------------                        -------------          -------------
Astrotech Space Operations, Inc.           Delaware              Astrotech
Johnson Engineering Corporation            Colorado              Johnson Engineering
Space Media, Inc.                          Delaware              Space Media
Space Store, LLC                           Delaware              Space Store
Astrotech Florida Holdings, Inc.           Florida               Astrotech Florida Holdings
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